UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 25, 2014
Autodesk, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 McInnis Parkway
San Rafael, California 94903
(Address of principal executive offices, including zip code)
(415) 507-5000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Approval of Executive Participation in Executive Incentive Plan for Fiscal Year 2015
On March 25, 2014, the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Directors of Autodesk, Inc. (the “Company”) determined the target awards and payout formulas for fiscal year 2015 under the Autodesk Executive Incentive Plan (the “EIP”). The EIP is an annual cash incentive plan intended to motivate and reward participants to ensure the Company achieves its annual financial and non-financial objectives. The EIP was approved by the stockholders in June 2010 and is intended to permit the payment of bonuses that may qualify as performance-based compensation under Internal Revenue Code Section 162(m). Each of the Company’s executive officers is eligible to participate in the EIP.
For each executive participant, the Compensation Committee established a target award equal to a specified percentage of such participant’s base salary ranging from 25% to 125% (the “Participant’s Target Amount”). The Compensation Committee determined a funding/payout formula for the EIP in general and for each participant individually related to achievement of certain revenue, operating cash flow and total stockholder return levels for fiscal 2015. In addition, the Compensation Committee may consider other factors, such as metrics relating to achievement of billings, subscriptions and deferred revenue levels, in determining the size of awards.
The actual bonuses payable for fiscal 2015 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee and other factors set forth in the EIP, such as individual performance. Accordingly, each participant could receive a bonus ranging from zero percent of the participant’s Target Amount (for performance falling short of the goals) to a percentage in excess of the participant’s Target Amount (for performance exceeding the goals). The Compensation Committee retains discretion to reduce or eliminate (but not increase) the bonus that otherwise would be payable based on actual performance. A participant must be an employee on the date of the bonus payout for fiscal 2015 (if any) in order to be eligible for any bonus under the EIP.
Approval of Sales Commission Plan with Steven Blum
On March 25, 2014, the Compensation Committee approved the fiscal 2015 Sales Commission Plan and compensation targets for Steven Blum, the Company’s Senior Vice President, Worldwide Sales and Services. Mr. Blum’s Sales Commission Plan ties a portion of his targeted cash compensation to sales commissions based on achievement of specific billings objectives. For fiscal 2015, Mr. Blum’s commission-based cash incentive target was set at approximately 25% of his overall targeted cash compensation, which includes base salary and short term cash incentives (including, but not limited to, Mr. Blum’s participation in the EIP and commission-based cash incentive).
Approval of Restricted Stock Units and Performance Stock Units
On March 25, 2014, the Compensation Committee granted Restricted Stock Unit (“RSU”) and Performance Stock Unit (“PSU”) awards to certain executives.
The RSUs vest annually over a three year period from the date of grant. The amounts of RSUs granted to these executives individually ranged from 15,000 to 60,000.
The PSUs provide for the grant of a maximum number of restricted stock units that will be paid out in shares of the Company’s common stock if applicable performance criteria have been met. The performance criteria are based upon annual billings and subscriptions goals adopted by the Compensation

Committee (the “Annual Financial Results”), as well as total stockholder return compared against the S&P Computer Software Select Index (“TSR”).
Each PSU covers a three year period:
• Up to one third of the PSU may vest following year one depending upon the achievement of Annual Financial Results for year one as well as 1 year TSR (covering year one).
• Up to one third of the PSU may vest following year two depending upon the achievement of Annual Financial Results for year two as well as 2 year TSR (covering years one and two).
• Up to one third of the PSU may vest following year three depending upon the achievement of Annual Financial Results for year three as well as 3 year TSR (covering years one, two and three).
The target amounts of shares that the executives could receive upon vesting of the PSUs ranged from 15,000 to 90,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ PASCAL W. DI FRONZO
Pascal W. Di Fronzo Senior Vice President, General Counsel and Secretary
Date: March 28, 2014

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